EXHIBIT 99.2


FOR  IMMEDIATE  RELEASE:

                      GENUS WINS NEW ALD CUSTOMER IN JAPAN

SUNNYVALE, CALIF.-JUNE 14, 2001-Genus, Inc. (Nasdaq: GGNS) announced it has received a purchase order for an atomic layer deposition (ALD) system from the largest DRAM manufacturer in Japan. The Lynx2 ALD tool is scheduled for delivery in the middle of this year and will be used for the development of advanced capacitor applications.

"We now have two customers in Japan for our ALD technology," said Bill Elder, Genus chairman and chief executive officer. "This validates our marketing efforts in Japan and we are delighted with our significant progress since establishing our Tokyo office last year."

Genus gained its first customer from Japan in March 2001 with an order for a 300mm ALD system to be used for the development of high-k gate stack structures.

With this new order, Genus' customer count is seven, an increase of 133 percent over the three customers Genus had at year-end 2000. The company is aiming to have eight to 10 total customers by the end of 2001.

ABOUT  GENUS
Founded in 1982, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.

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COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com